[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1

                              CORNERSTONE IMAGING, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                (UNAUDITED)

                                               Three Months Ended   Six Months Ended
                                                     June 30,            June 30,
                                              ------------------- -------------------
                                                1997      1996      1997      1996
                                              --------- --------- --------- ---------
Net income (loss)                                ($131)    ($387)     $925   ($2,900)
                                              ========= ========= ========= =========

Weighted average shares
   outstanding                                   7,334     7,438     7,464     7,431




                                              --------- --------- --------- ---------


Total shares                                     7,334     7,438     7,464     7,431
                                              ========= ========= ========= =========

Per share amount                                ($0.02)   ($0.05)    $0.12    ($0.39)
                                              ========= ========= ========= =========
